ACM Managed Income Fund, Inc.

Exhibit 77C

811-05643

77C – Matters submitted to a vote of security holders

The Annual Meeting of Shareholders of ACM Managed Income Fund, Inc. (“ACM V”) was held on March 24, 2005.  A description of each proposal and number of shares voted at the meeting are as follows:

Shares Voted For	Shares Withheld

To elect three Directors of ACM V’s common stockholders for a term of two or three years and until his or her successor is duly elected and qualifies.

Class One (term expires 2007)

Michael J. Downey

Class Two (term expires 2008)

William H. Foulk, Jr.

David H. Dievler

22,280,904 22,266,220 22,277,296	770,547 785,231 774,155

To elect four Directors of ACM V’s preferred stockholders for a term of two or three years and until his or her successor is duly elected and qualifies.

Class One (term expires 2007)

Michael J. Downey

Class Two (term expires 2008)

William H. Foulk, Jr.

David H. Dievler

James M. Hester

887 887 887 887	0 0 0 0

S:\MF_Legal\Dennis\NSAR's\NSAR.Exhibit 77C. ACM V.3-05.doc